Exhibit 10.1

FIRST AMENDMENT TO INDEMNITY AGREEMENT

This FIRST AMENDMENT TO INDEMNITY AGREEMENT (“Agreement”) is entered into this May 17, 2010 by and between PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership ( “Indemnitor”), and JAMES C. REYNOLDS, an individual (“Indemnitee”).

RECITALS

A.           Arizona Land Income Corporation and POP Venture, LLC entered into (i) a Master Formation and Contribution Agreement dated as of October 3, 2006, and (ii) a Contribution Agreement dated as of November 2, 2006 (collectively, as each has been amended, “Transaction Documents”).

B.           The Transaction Documents provide for, among other things, (i) the formation of the Indemnitor, and (ii) the contribution to Indemnitor by those entities identified as “Contributors” on Schedule 1 attached to that certain Indemnity Agreement, dated as of March 19, 2008 (the “Original Agreement”) as POP Venture LLC’s designee, of all of the Members’ (as defined in the Original Agreement) respective membership interests in those entities identified as the “Companies” on such Schedule 1, which Companies respectively each indirectly owned a fee or leasehold estate in the applicable properties described on Schedule 1 (collectively, the “Projects”).  Pursuant to that certain Second Amendment and Exhibit Acknowledgement to Master Formation and Contribution Agreement, dated as of December 9, 2006, POP Venture, LLC, and all affiliates of POP Venture, LLC (collectively, “POP”) granted an option to Indemnitor which afforded Indemnitor the right to cause POP to contribute certain additional properties identified as of the Closing (as that term is defined in the Transaction Documents) to Indemnitor (the “Option Properties”) on substantially the same terms and conditions as set forth in the Contribution Agreements (as defined in the Transaction Documents).

C.           POP contributed, or caused to be contributed by those entities identified as “Option Property Contributors” on Exhibit 1 attached hereto and made a part hereof by reference to Indemnitor certain of the Option Properties effective as of the dates set forth on Exhibit 1 (the “Contributed Option Properties”).

D.           The Contributed Option Properties are encumbered by certain POP Property Indebtedness (as defined in the Transaction Documents).  In connection with such POP Property Indebtedness, Indemnitee entered into those certain guaranties and/or indemnities described on Exhibit 1 attached hereto and made a part hereof by reference (whether one or more, the “Guaranty”) in favor of the lenders of such POP Property Indebtedness (whether one or more, “Lender”).

E.           Pursuant to the Transaction Documents, it is a condition precedent to the contribution described in clause (ii) of Recital B that Indemnitor indemnify the Indemnitee with respect to all of Indemnitee’s obligations under the Guaranty.

AGREEMENT

In consideration of the foregoing Recitals (which constitute an integral part of this Agreement), the promises, terms, conditions, provisions, and covenants described below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties hereto, the parties agree as follows:

1. From and after the effective dates set forth on Exhibit 1 with respect to each Contributed Option Property (the “Applicable Effective Date”), Indemnitor agrees to defend, indemnify, and hold harmless Indemnitee from and against any and all demands, claims, causes of action, judgments, losses, costs, damages and expenses, including, without limitation, attorneys’ fees and costs of litigation arising from or relating in any fashion to any or all of the Guaranty (individually and collectively, “Losses”), provided such Losses were suffered or incurred because of any act, omission, or condition occurring or arising on or after the Applicable Effective Date.

2. Except as expressly modified in this First Amendment to Indemnity Agreement, all of the terms and conditions of the Original Agreement shall remain in full force and effect in accordance with its terms.

3. Any terms not specifically defined herein shall have the meanings ascribed to them in the Original Agreement.

In witness of the foregoing, the parties hereto have executed this Agreement effective on the date first above written.

The Indemnitor:

PACIFIC OFFICE PROPERTIES, L.P.,

                                                                                   a Delaware limited partnership

By:           PACIFIC OFFICE PROPERTIES
                      TRUST, INC., a Maryland corporation
Its general partner

By:           /s/ James R. Ingebritsen
Name:          James R. Ingebritsen
Title:           Chief Executive Officer

The Indemnitee:

/s/ James C. Reynolds
                  James C. Reynolds

EXHIBIT 1

PROJECT	GUARANTY
Bank of Hawaii Waikiki Center Effective Date: May 23, 2008 Option Property Contributor: STIRR 2155 Kalakaua, LLC
Indemnity and Guaranty Agreement, dated February 21, 2007, by James C. Reynolds for the benefit of Nomura Credit and Capital, Inc.

Hazardous Substances Indemnity Agreement, dated February 21, 2007, made by POP/2155 Kalakaua, LLC, as Borrower, and James C. Reynolds for the benefit of Nomura Credit & Capital, Inc.

Black Canyon Corporate Center Effective Date: April 30, 2008 Option Property Contributor: STIRR Black Canyon, LLC
Indemnity and Guaranty, dated January 25, 2007, by James C. Reynolds for the benefit of Nomura Credit & Capital, Inc.

Hazardous Substances Indemnity Agreement, made as of January 25, 2007, by POP/Black Canyon, LLC, a Delaware limited liability company, as Borrower and James C. Reynolds for the benefit of Nomura Credit & Capital, Inc.

U.S. Bank Towers Effective Date: May 23, 2008 Option Property Contributor: STIRR USB Tower, LLC
Amended and Restated Guaranty Agreement, dated December 21, 2006, by James C. Reynolds for the benefit of Column Financial, Inc.

Amended and Restated Environmental Indemnity Agreement, dated as of December 21, 2006, made by Pacific Office Properties / Van Buren, LLC and Pacific Office Properties / 101 Tower, LLC, as Borrowers, and James C. Reynolds in favor of Column Financial Inc.

SoCal II Portfolio Properties Effective Date: August 14, 2008 Option Property Contributor: STIRR SoCal Portfolio II, LLC	Guaranty of Recourse Obligations, dated December 20, 2006, by James C. Reynolds for the benefit of Greenwich Capital Financial Products, Inc.
SoCal II Carlsbad Effective Date: August 14, 2008 Option Property Contributor: STIRR SoCal Portfolio II, LLC	Guaranty of Recourse Obligations, dated December 20, 2006, by James C. Reynolds for the benefit of Greenwich Capital Financial Products, Inc.